UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 6, 2016

LendingClub Corporation (Exact name of registrant as specified in its charter)

Commission File Number: 001-36771

Delaware	51-0605731
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

71 Stevenson St., Suite 300, San Francisco, CA 94105
(Address of principal executive offices and zip code)
(415) 632-5600 (Registrant's telephone number, including area code)
N/A (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition
On May 9, 2016, LendingClub Corporation ("Lending Club") issued a press release (the “Press Release”) and will hold a conference call regarding its financial results for the quarter ended March 31, 2016. A copy of the Press Release is furnished as Exhibit 99.1 to this Form 8-K. The portion of Exhibit 99.1 labeled as “Annex A,” which consists of unaudited first quarter financial information of the Company, is hereby incorporated by reference into this Item 2.02. The information set forth in this Item 2.02, including such incorporated information, shall be considered "filed" under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

Lending Club is making reference to non-GAAP financial information in both this Item 2.02 and the conference call. A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures is contained in the Press Release.

On May 9, 2016, Lending Club (NYSE: LC), reported solid growth in originations, operating revenue, and adjusted EBITDA, notwithstanding a difficult operating environment. Operating revenue in the first quarter of 2016 was $151.3 million, an increase of 87% year-over-year. Adjusted EBITDA was $25.2 million in the first quarter of 2016, an increase of 137% year-over-year.

Lending Club today also reported that on May 6, 2016, the board of directors accepted the resignation of Renaud Laplanche as Chairman and CEO. His resignation followed an internal review of sales of $22 million in near-prime loans to a single investor, in contravention of the investor's express instructions as to a non-credit and non-pricing element, in March and April 2016.

Scott Sanborn will continue in his role of President and will become acting CEO, assuming additional managerial responsibilities for the Company. Mr. Sanborn will be supported by director Hans Morris, who has assumed the newly created role of Executive Chairman.

“A key principle of the Company is maintaining the highest levels of trust with borrowers, investors, regulators, stockholders and employees. While the financial impact of this $22 million in loan sales was minor, a violation of the Company's business practices along with a lack of full disclosure during the review was unacceptable to the board. Accordingly, the board took swift and decisive action, and authorized additional remedial steps to rectify these issues,” said Mr. Morris.

First Quarter 2016 Financial Highlights

	Quarter Ended March 31,
($ in millions)	2016	2015	% Change
Originations	$2,750.0	$1,635.1	68%
Operating Revenue	$151.3	$81.0	87%
Adjusted EBITDA (1)	$25.2	$10.6	137%
Net Income (Loss)	$4.1	$(6.4)	N/M

N/M	Not Meaningful

(1)	Adjusted EBITDA is a non-GAAP financial measure. Please see the discussion below under the heading “Non-GAAP Measures” and the reconciliation at the end of this release.

Originations – Loan originations in the first quarter of 2016 were $2.75 billion, compared to $1.64 billion in the same period last year, an increase of 68% year-over-year.

Operating Revenue – Operating revenue in the first quarter of 2016 was $151.3 million, compared to $81.0 million in the same period last year, an increase of 87% year-over-year. Operating revenue as a percent of originations, or revenue yield, was 5.50% in the first quarter, up from 4.95% in the same period last year.

Adjusted EBITDA (2) – Adjusted EBITDA was $25.2 million in the first quarter of 2016, compared to $10.6 million in the same period last year. As a percent of operating revenue, adjusted EBITDA margin was 16.7% in the first quarter of 2016, up from 13.1% in the same period last year.

Net Income (Loss) – GAAP net income was $4.1 million for the first quarter of 2016, compared to net loss of $6.4 million in the same period last year. GAAP net income included $15.0 million of stock-based compensation expense in the first quarter of 2016, compared to $11.6 million in the same period last year.

Earnings Per Share (EPS) – Basic and diluted EPS was $0.01 for the first quarter, compared to basic and diluted EPS of ($0.02) in the same period last year.

Adjusted EPS (2) – Adjusted EPS was $0.05 for the first quarter of 2016, compared to $0.02 in the same period last year.

Cash, Cash Equivalents and Securities Available for Sale – As of March 31, 2016, cash, cash equivalents and securities available for sale totaled $868 million.

(2)	Adjusted EBITDA and Adjusted EPS are non-GAAP financial measures. Please see the discussion below under the heading "Non-GAAP Measures" and the reconciliations at the end of this release.

Board Review

Lending Club conducted a review, under the supervision of a sub-committee of the board of directors and with the assistance of independent outside counsel and other advisors, regarding non-conforming sales to a single, accredited institutional investor of $22 million of near-prime loans ($15 million in March and $7 million in April). The loans in question failed to conform to the investor's express instructions as to a non-credit and non-pricing element. Certain personnel apparently were aware that the sale did not meet the investor's criteria.

In early April 2016, Lending Club repurchased these loans at par and subsequently resold them at par to another investor. As a result of the repurchase, as of March 31, 2016, these loans were recorded as secured borrowings on the Company’s balance sheet and were also recorded at fair value. The financial impact of this reporting is that the Company was unable to recognize approximately $150,000 in revenue as of March 31, 2016, related to gains on sales of these loans.

The review began with discovery of a change in the application dates for $3.0 million of the loans described above, which was promptly remediated. The board also hired an outside expert firm to review all other loans facilitated in the first quarter of 2016 and the firm did not find changes to data in these or other Q1 loans.

The review further discovered another matter unrelated to the sale of the loans, involving a failure to inform the board’s Risk Committee of personal interests held in a third party fund while the Company was contemplating an investment in the same fund. This lack of disclosure had no impact on financial results for the first quarter.

Lending Club will file an extension request with the Securities and Exchange Commission to file its quarterly report on Form 10-Q for the first quarter on or prior to May 16, 2016.

Given the events above, the Company took, and will continue to take, remediation steps to resolve the material weaknesses in internal control over financial reporting identified in the first quarter of 2016 -- one related to the sales of non-conforming loans and the other to the failure to disclose the personal investment interests -- and to restore the effectiveness of its disclosure controls and procedures. These remediation steps included the termination or resignation of three senior managers involved in the sales of the $22 million of near-prime loans.

Share Repurchase

In the first quarter, the board of directors approved a share repurchase program under which Lending Club may repurchase up to $150 million of the Company’s common stock in open market or privately negotiated transactions. This repurchase plan is valid for one year and does not obligate the Company to acquire any particular amount of common stock, and may be suspended at any time at Lending Club’s discretion. As of May 9, 2016, Lending Club has repurchased roughly 2.3 million shares for approximately $19.5 million, and has $130.5 million remaining under its authorization.

Non-GAAP Measures

Our non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. Contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin, and adjusted EPS should not be viewed as substitutes for, or superior to, net income (loss), and basic and diluted EPS, as prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these measures differently, which may reduce their usefulness as a comparative measure. Contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin and adjusted EPS do not consider the potentially dilutive impact of stock-based compensation. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and adjusted EBITDA and adjusted EBITDA margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements. Adjusted EBITDA and adjusted EBITDA margin do not reflect tax payments that may represent a reduction in cash available to us. Please see the “Reconciliation of GAAP to Non-GAAP Measures” tables at the end of this release.

In evaluating contribution, contribution margin, adjusted EBITDA, adjusted EBITDA margin and adjusted EPS, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation.

Safe Harbor Statement

Some of the statements above are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
As noted in Item 2.02 of this Form 8-K, on May 6, 2016, the board of directors accepted the resignation of Renaud Laplanche as Chairman and Chief Executive Officer, effective immediately. Scott Sanborn will continue in his role of President and has become acting CEO, assuming additional managerial responsibilities for the Company. Mr. Sanborn will be supported by director Hans Morris, who has assumed the newly-created role of Executive Chairman.

Any additional information about Messrs. Morris and Sanborn required by this Item 5.02 is hereby incorporated by reference from the Company's Definitive Proxy Statement on Schedule 14A for the 2016 Annual Meeting of Stockholders, filed April 26, 2016 ("Proxy Statement”). For more information about Messrs. Morris and Sanborn, see "Board of Directors and Corporate Governance” and "Executive Officers,” respectively, in the Proxy Statement.

For more information about related party transactions involving directors and executive officers of the Company, see "Related Party Transactions” in the Proxy Statement.

There are no arrangements or understandings between Mr. Morris and any other person pursuant to which he was appointed as Executive Chairman. Mr. Morris will continue to be member of the Audit Committee and the Risk Committee of the board of directors.

For information regarding the compensation of Messrs. Morris and Sanborn, see “Director Compensation” and “Executive Compensation,” respectively, in the Proxy Statement. The Compensation Committee of the board of directors intends to consider potential adjustments to the current compensation for Messrs. Morris and Sanborn as a result of the above-described changes to their responsibilities. No decisions have been made yet.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
Pursuant to General Instruction B.2 to Form 8-K, the information set forth in the portion of Exhibit 99.1 labeled as “Annex A” shall be deemed “filed” rather than “furnished” under the Exchange Act, and the information set forth in the portion of Exhibit 99.1 other than the portion labeled as “Annex A” shall be deemed “furnished” under the Exchange Act.

Exhibit Number	Exhibit Title or Description
99.1	Press Release dated May 9, 2016, including Annex A thereto.

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation
Date: May 9, 2016	By:	/s/ Carrie Dolan
Carrie Dolan
Chief Financial Officer
(duly authorized officer)